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                                                                    EXHIBIT 99.1
                                                                   PRESS RELEASE

                             [TEAMSTAFF, INC. LOGO]

CONTACT INFORMATION:


TEAMSTAFF, INC.                                      CCG INVESTOR RELATIONS
300 Atrium Drive                                     19900 MacArthur Blvd. #110
Somerset, NJ  08873                                  Irvine, CA  92612
(732) 748-1700                                       (949) 851-1109
T. KENT SMITH, PRESIDENT & CEO                       CHRISTI MOTTOLA
                                                     MANAGING PARTNER
                                                     CMOTTOLA@AOL.COM


TEAMSTAFF ANNOUNCES RELEASE OF $2.25 MILLION FROM PEO SALE ESCROW FUNDS AND $1.7
        MILLION REDUCTION IN WORKERS' COMPENSATION SECURITY REQUIREMENTS

Somerset, NJ - April 26, 2004- TeamStaff, Inc. (NASDAQ: TSTF), one of the nation's leading providers of healthcare staffing and specialty payroll services, today announced that $2.25 million of the $2.5 million held in escrow as part of TeamStaff's sale of the assets of its professional employer organization (PEO) division to Gevity HR, Inc. has been released for TeamStaff's benefit. Additionally, TeamStaff announced that Zurich American Insurance Company has approved a reduction in the letter of credit that provides security as part of TeamStaff's PEO workers' compensation program, from $3.5 million to $1.8 million.

"As part of the sale of our PEO division to Gevity, $2.5 million of the purchase price was placed in escrow," stated T. Kent Smith, TeamStaff's President & CEO. "The amount was subject to adjustment based on Gevity's retention of the former TeamStaff business. We are pleased to report that, as a result of Gevity's retention of 90% of the PEO business, $2.25 million is being released from escrow for TeamStaff's benefit. When added to the $7 million already paid by Gevity, this results in a total purchase price of $9.25 million. We appreciate the hard work of many of our former TeamStaff colleagues who were instrumental in facilitating the successful transition of our PEO client portfolio to the Gevity human resources outsourcing system," continued Mr. Smith. "The release of these funds provides additional financial resources for the continued development of our medical staffing division, TeamStaff Rx."

TeamStaff also had been working with Zurich, the provider of TeamStaff's PEO workers' compensation program from March 22, 2002 through November 16, 2003, to reduce the security requirements associated with the program. TeamStaff had provided a fully collateralized, $3.5 million letter of credit as partial security for the program. As a result of the sale of the PEO division, Zurich consented to a $1.7 million reduction in the amount of the letter of credit, to $1.8 million, effective March 31, 2004.

Commenting on the reduction, Mr. Smith stated, "We are delighted that Zurich recognized the substantial change in our risk profile that resulted from our determination to exit the PEO business. This reduction in collateral frees up additional assets to assist us in our restructuring and growth strategy. We also are looking forward to the potential return of as much as $5 million in premium as well as further relief on the letter of credit

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requirement as the Zurich PEO workers' compensation program winds down. We are proud of the partnership we have forged with Zurich, and Zurich continues to be our workers' compensation provider for our temporary staffing and corporate employees."

Mr. Smith concluded, "These developments represent two significant milestones in our overall strategy of repositioning the Company for a return to growth and profitability."

About TeamStaff, Inc.

Headquartered in Somerset, New Jersey, TeamStaff serves clients and their employees throughout the United States as a full-service provider of payroll and medical staffing solutions.

TeamStaff Rx provides medical allied health professionals and nurses to doctors' offices and medical facilities throughout the United States on a temporary or permanent basis and offers programs and services designed to assist medical facilities in managing their temporary staffing costs. DSi Payroll Services, TeamStaff's payroll processing division, provides customized payroll management and tax filing services to select industries, such as construction and general contracting.

For more information, visit the TeamStaff web site at www.teamstaff.com.

This press release contains "forward-looking statements" as defined by the Federal Securities Laws. TeamStaff's actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors, including but not limited to: (i) regulatory and tax developments; (ii) changes in direct costs and operating expenses; (iii) the estimated costs and effectiveness of capital projects and investments in technology infrastructure;
(iv) ability to effectively implement its business strategies and operating efficiency initiatives, including, but not limited to, its new business strategy for TeamStaff Rx; (v) the effectiveness of sales and marketing efforts, including TeamStaff's marketing arrangements with other companies; (vi) changes in the competitive environment in the temporary staffing and payroll processing industry; (vii) the favorable or unfavorable development of workers' compensation claims covered under TeamStaff's workers' compensation programs; and (viii) other one-time events and other important factors disclosed previously and from time to time in TeamStaff's filings with the U.S. Securities and Exchange Commission. These factors are described in further detail in TeamStaff's filings with the U.S. Securities and Exchange Commission.

For further information please contact: T. Kent Smith, President & CEO of TeamStaff, Inc., +1-732-748-1700; or Christi Mottola, Managing Partner, CCG Investor Relations, +1-949-851-1109, cmottola@aol.com, for TeamStaff, Inc.